As filed with the Securities and Exchange Commission on October 11, 2023
No. 333-264966

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT No. 333-264966

UNDER
THE SECURITIES ACT OF 1933

Zynerba Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

26-0389433
(I.R.S. Employer Identification Number)

80 W. Lancaster Avenue, Suite 300
Devon, PA 19333
(484) 581-7505
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christian Ulrich
Secretary
80 W. Lancaster Avenue, Suite 300
Devon, PA 19333
(484) 581-7505
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
William Intner
Hogan Lovells US LLP
100 International Drive
Baltimore, MD 21202
(410) 659-2700

and to:
Peter Cohen-Millstein
Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
(212) 918-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-3 (No. 333-264966), which was filed on May 16, 2022 and declared effective on June 10, 2022, in relation to the registration of up to $300,000,000 in aggregate principal amount of the Company’s common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants, units and/or subscription rights.

On August 14, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”) and Xylophone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on October 10, 2023, Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statement, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Devon, Commonwealth of Pennsylvania, on October 11, 2023.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Sandip Kapadia
Name:	Sandip Kapadia
Title:	President, Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.